SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of
                    the Securities Exchange Act of 1934
                             (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                           Broad National Bancorporation
        ------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

        ---------------------------------------------------
              (Name of Person(s) Filing Proxy Statement, if other
                             than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-
     6(i)(2) or Item 22(a)(2) of
     Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                                    [LOGO]

                        BROAD NATIONAL BANCORPORATION








                                                                 March 26, 1996

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Broad National Bancorporation, to be held at the principal executive offices of the Company, located at 905 Broad Street, Newark, New Jersey, on Thursday, April 18, 1996, commencing at 9:00 a.m., local time. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company and its subsidiary, Broad National Bank.

     Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised; and if you file written notice of revocation with the Secretary of the Company before the proxy is exercised, it will not be used if you attend the meeting and prefer to vote in person.


                                        Sincerely yours,


                                        Donald M. Karp
                                        Chairman of the Board and
                                        Chief Executive Officer

                         BROAD NATIONAL BANCORPORATION
                               905 Broad Street
                           Newark, New Jersey 07102

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON APRIL 18, 1996

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Broad National Bancorporation, a New Jersey corporation ("Bancorporation" or the "Company"), will be held at the principal executive offices of Bancorporation located at 905 Broad Street, Newark, New Jersey, on Thursday, April 18, 1996, commencing at 9:00 a.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:

     1. To elect thirteen directors to hold office for a term expiring at the 1997 Annual Meeting of Shareholders of Bancorporation and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

     2. To consider and act upon ratification and approval of the selection of the accounting firm of KPMG Peat Marwick LLP as the Company's independent auditors for the year ending December 31, 1996; and

     3. To transact such other business as properly may come before the meeting and any adjournment or adjournments thereof.

     The Board of Directors of Bancorporation has fixed the close of business on March 8, 1996 as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or adjournments thereof.

     All shareholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, the Board of Directors of Bancorporation solicits you to sign, date, and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised; and if you file written notice of revocation with the Secretary of the Company before the proxy is exercised, it will not be used if you attend the meeting and prefer to vote in person. Your vote is important and all shareholders are urged to be present in person or by proxy.

                                        By Order of the Board of
Directors

                                        Donald M. Karp
                                        Chairman of the Board and
                                        Chief Executive Officer
March 26, 1996
Newark, New Jersey

                         BROAD NATIONAL BANCORPORATION
                               905 Broad Street
                           Newark, New Jersey 07102

                          -----------------------------

                                PROXY STATEMENT

                          ------------------------------

                        ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 18, 1996

                          -------------------------------

                                 INTRODUCTION

     This Proxy Statement is being furnished to the shareholders of Broad National Bancorporation, a New Jersey corporation ("Bancorporation" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of Bancorporation for use at the Annual Meeting of Shareholders to be held on Thursday, April 18, 1996, and at any adjournment or adjournments thereof (the "Annual Meeting"). The Annual Meeting will commence at 9:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 905 Broad Street, Newark, New Jersey 07102. Bancorporation's business activities are limited to ownership of the outstanding capital stock of Broad National Bank, a national banking association (the "Bank") and to performing certain services for the Bank.

     This Proxy Statement and the enclosed form of proxy are being first mailed to the Company's shareholders on or about March 26, 1996.

PROXIES

     You are requested to complete, date and sign the enclosed form of proxy and return it promptly to the Company in the enclosed postage prepaid envelope. Shares represented by properly executed proxies will, unless such proxies previously have been revoked, be voted in accordance with the shareholders' instructions indicated in the proxies. If no instructions are indicated, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement, in favor of ratifying the selection of the accounting firm of KPMG Peat Marwick LLP as Bancorporation's independent auditors for the current year, and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. Unless otherwise indicated by the shareholder on the proxy, the appointed proxies may cumulate proxy votes as to nominees for director named in this Proxy Statement with respect to all shares of Common Stock that they are authorized to vote, and, in accordance with their discretionary authority, allocate such votes in the manner that they determine will result in the election of the greatest number of such nominees as directors of the Company. A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, or by executing and delivering to the Secretary of the Company a proxy bearing a later date. A shareholder who has given a proxy may appear at the Annual Meeting and vote in person if the shareholder has filed written notice of revocation with the Secretary of the Company at any time before the proxy is exercised or the shareholder votes by written ballot.

VOTING AT THE MEETING

     For purposes of voting on the proposals described herein, the presence in person or by proxy of shareholders holding a majority of the total outstanding shares of the Company's Common Stock, $1.00 par value, shall constitute a quorum at the Annual Meeting. Only holders of record of shares of the Company's Common Stock as of the close of business on March 8, 1996 (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof. As of the Record Date, 4,115,754 shares of the Company's Common Stock were outstanding and entitled to be voted at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting, except that cumulative voting rights may be exercised with respect to the election of directors. Each shareholder voting in the election of directors shall have the right to cumulate such shareholder's votes and cast as many votes in the aggregate as shall equal the number of shares of Common Stock held by such shareholder multiplied by the number of directors to be elected. Each such shareholder may cast the whole number of votes for one candidate or may divide the votes in any manner the shareholder may determine among as many candidates as the shareholder may select. There are no conditions precedent to the exercise of such cumulative voting rights. Discretionary authority to cumulate the votes represented by the proxies in the election of directors is solicited.

     Directors are elected by a plurality (a number greater than those cast for any other candidates) of the votes cast, in person or by proxy, by the shareholders entitled to vote at the Annual Meeting for that purpose. The affirmative vote of the holders of a majority of the shares of the Company's Common Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, is required for (i) the ratification and approval of the selection of KPMG Peat Marwick LLP as the Company's independent auditors, and (ii) the approval of such other matters as properly may come before the Annual Meeting or any adjournment thereof.

     A shareholder entitled to vote in the election of directors can withhold authority to vote for all nominees for directors or can withhold authority to vote for certain nominees for directors. Abstentions from the proposal to approve the ratification of the selection of the Company's independent auditors are treated as votes against the proposal. Broker non-votes on the election of directors or the Company's independent auditors are treated as shares of Bancorporation capital stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

SOLICITATION OF PROXIES

     This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them; and their reasonable out-of-pocket expenses, together with those of Bancorporation's transfer agent, will be paid by Bancorporation.

     In accordance with the Company's bylaws, a list of shareholders entitled to vote at the Annual Meeting will be available for examination at least ten days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of Bancorporation located at 905 Broad Street, Newark, New Jersey. The list also will be available at the Annual Meeting.

                                    ITEM 1

                             ELECTION OF DIRECTORS

     The Company's Board of Directors currently consists of thirteen directors. One of the purposes of this Annual Meeting is to elect thirteen directors to serve for a one-year term expiring at the Annual Meeting of Shareholders in 1997 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Licinio Cruz, John A. Dorman, Arthur Fischman, John J. Iannuzzi, Donald M. Karp, James J. Lazarus, Edward J. Lenihan, Stanley J. Lesnik, Catherine McFarland, Louis J. Owen, A. Harold Schwartz, Peter D. Sudler and Hubert Williams as the thirteen nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares of Common Stock represented by properly executed proxies in the form enclosed will be voted for the election as directors of all thirteen nominees. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by the proxies will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee or nominees who have ceased to be candidates has been withheld. Each of the nominees has indicated his or her willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election. The Board of Directors does not know if, and has no reason to believe that, anyone will nominate another candidate for director at this Annual Meeting.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF LICINIO CRUZ, JOHN A. DORMAN, ARTHUR FISCHMAN, JOHN J. IANNUZZI, DONALD M. KARP, JAMES J. LAZARUS, EDWARD J. LENIHAN, STANLEY J. LESNIK, CATHERINE MCFARLAND, LOUIS J. OWEN, A. HAROLD SCHWARTZ, PETER D. SUDLER AND HUBERT WILLIAMS AS DIRECTORS OF THE COMPANY.

NOMINEES

     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as directors of the Company at the Annual Meeting.


                      POSITION WITH
                      BANCORPORATION
                      AND THE BANK                PRINCIPAL
NAME             AGE  (YEAR FIRST ELECTED)        OCCUPATION (1)
Licinio Cruz      53 Director (1977)              Vice President and
                                                  Treasurer, Cruz
                                                  Construction Co., Inc.
                                                  (general construction)

John A. Dorman    56 President of Bancorporation  Position with
                     (1992) and the Bank (1992)   Bancorporation and the
                     Director (1992)              Bank (2)

Arthur Fischman   70 Director (1978)              Consultant

John J. Iannuzzi  58 Director (1988)              President, 187 Corporation
T/A Gateway
                                                  East (real estate
                                                  management)

Donald M. Karp    59 Chairman of the Board of     Position with
                     Bancorporation (1985) and    Bancorporation and
                     the Bank (1985); Chief       the Bank (3)
                     Executive Officer of
                     Bancorporation (1991)
                     and the Bank (1991);
                     Vice Chairman of the
                     Board of Bancorporation
                     (1981-1985) and the
                     Bank (1978-1985);
                     Director (1972)

James J. Lazarus  58 Director (1980)              President, L&R
                                                  Manufacturing Company
                                                  (manufacturer of
                                                  ultrasonic cleaning
                                                  equipment and chemicals)

Edward J. Lenihan 79 Director (1977)              Consultant (4)

Stanley J. Lesnik 77 Director (1970); Chairman    Consultant (3)
                     of the Board (1974-1985);
                     Chairman of Executive
                     Committee (1985-1995);
                     Chairman Emeritus of the
                     Executive Committee (1996)
                                3

Catherine
  McFarland       55 Director (1993)              Executive Officer and
                                                  Secretary, Victoria
                                                  Foundation, Inc.
                                                  (private charitable
                                                  foundation) (5)

Louis J. Owen     72 Director (1976); Chairman    Consultant
                     of Executive Committee
                     (1996)

A. Harold
  Schwartz        71 Director (1980)              President, New Jersey
                                                  Tanning Co. Inc.
                                                  (tanning bovine
                                                  leathers)

Peter D. Sudler   48 Director (1987)              Principal and General
                                                  Counsel, The Sudler
                                                  Companies (real estate
                                                  development)

Hubert Williams   56 Director (1988)              President, Police
                                                  Foundation (private not-
                                                  for-profit organization)

-----------------
(1)     Unless otherwise indicated, each of the persons listed has been employed in the indicated principal occupation during the last five years.

(2)     Prior to joining Bancorporation and the Bank, Mr. Dorman was an executive vice president of Chemical Bank New Jersey where he managed the Statewide
        Commercial Lending division.  For the two years prior to the merger in 1989 of Horizon Bank Corp. and Chemical Bank, Mr. Dorman served as President and
        Chief Executive Officer of Chemical New Jersey Corporation, Chemical
        Banking Corporation's loan production office in New Jersey.

(3) Mrs. Donald M. Karp is the niece of Stanley J. Lesnik and the daughter of Harriet M. Alpert, a principal shareholder of Bancorporation.

(4) Mr. Lenihan presently is a consultant to planning and economic and development groups.

(5)     Ms. McFarland has served as executive officer and secretary of Victoria
        Foundation, Inc. since 1989, and as its program officer and assistant secretary from 1971 to 1989.

     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.

COMPENSATION OF DIRECTORS

     No compensation is paid to members of the Board of Directors of Bancorporation for service to the Company as such. All directors of Bancorporation also are directors of the Bank, however, and in that capacity receive compensation from the Bank as described below.

     During 1995, Messrs. Iannuzzi, Lazarus, Lenihan, Schwartz, Sudler and Williams and Ms. McFarland received $500 for each meeting of the Bank's Board of Directors that they attended or for any meeting of a committee of that Board that they attended, if such meeting was not held on the same day as a regularly scheduled Board of Directors meeting. For 1996, this fee per meeting is being increased to $550. During 1995, all Bank directors (excluding Messrs. Karp and Dorman) also were paid $300 per month. For 1996, this monthly payment to all Bank directors (excluding Messrs. Karp and Dorman) will remain $300 per month.

     During 1995, the rotating member of the Executive Committee of the Bank's Board of Directors received a fee of $500 per meeting attended. For 1996, this fee per meeting is being increased to $550.

     Certain Bank directors are paid annual compensation in lieu of the fee per meeting and monthly fee described above. Pursuant to this arrangement, Messrs. Cruz, Fischman and Owen each received $18,000 and Mr. Lesnik received $23,500 during 1995. For 1996, Messrs. Cruz and Fischman each will receive $19,000 and Mr. Lesnik and Mr. Owen each will receive $23,500.

MEETINGS OF THE BOARD AND COMMITTEES

     During 1995, the Boards of Directors of Bancorporation and the Bank held seven meetings and twelve meetings, respectively. All directors attended at least 75% of the meetings of such Boards of Directors and the committees of such Boards of Directors on which they served that were held during 1995, with the exception of Mr. Lazarus, who attended 57% of such meetings of Bancorporation and 73% of such meetings of the Bank; Mr. Lesnik, who attended 66% of such meetings of the Bank, including 92% of the meetings of the Bank s Board of Directors but only 54% of the meetings of the Bank s Executive Committee; Mr. Owen, who attended 73% of such meetings of the Bank, including 84% of the meetings of the Bank s Board of Directors, Audit Committee and Compensation Committee, but only 65% of the meetings of the Bank s Executive Committee; Mr. Schwartz, who attended 71% of such meetings of Bancorporation; Mr. Sudler, who attended 57% of such meetings of Bancorporation and 58% of such meetings of the Bank; and Mr. Williams who attended 71% of such meetings of Bancorporation and 67% of such meetings of the Bank. It should be noted that the Company's directors discharge their responsibilities throughout the year, not only at such Board of Directors and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to the Company.

     The only standing committee of Bancorporation's Board of Directors is the Audit Committee. There currently are no compensation, executive or nominating committees of Bancorporation's Board of Directors, or committees performing similar functions of the Board. The committees of the Bank's Board of Directors consist of the Executive Committee, Compensation Committee and Audit
Committee as described below.

     Bancorporation and the Bank each has an Audit Committee which assists the Board of Directors in fulfilling its responsibilities with respect to accounting and financial reporting practices and the scope and expense of audit and related services provided by external auditors, among others. The Audit Committee is responsible for apprising the Board of management's compliance with Board mandated policies, internal procedures and applicable laws and regulations. This committee works with the internal and external auditors and examiners and supervises the internal audit function directly, reviews and approves the hiring of audit personnel, reviews and provides input regarding audit department compensation and evaluates the performance of the internal audit department and the external auditors. The members of both Bancorporation's and the Bank's Audit Committee currently are Mr. Fischman, the Chairman of both Audit Committees, Mr. Cruz, Mr. Iannuzzi and Mr. Owen. Bancorporation's and the Bank's Audit Committees each met four times during 1995.

     The Bank's Executive Committee is authorized, subject to certain limitations imposed by law and in the bylaws of the Bank, to exercise all of the powers of the Board of Directors between meetings of the Board. The committee currently is comprised of seven members; six permanent members and one rotating member of the Bank's Board of Directors. The members of the Executive Committee currently are Mr. Lesnik, Mr. Cruz, Mr. Dorman, Mr. Fischman, Mr. Karp and Mr. Owen, plus a rotating member. Mr. Lesnik served as the Chairman of the Executive Committee during 1995, and has been appointed Chairman Emeritus of the Executive Committee during 1996. Mr. Owen has been appointed Chairman of the Executive Committee to replace Mr. Lesnik for 1996. The Executive Committee met twenty-six times during 1995.

     The Bank's Compensation Committee is responsible for recommending changes in compensation for the Bank's Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer to the entire Board for their approval. The members of the Compensation Committee currently are Mr. Owen, the Chairman, Mr. Cruz, Mr. Lazarus, and Mr. Schwartz. The Compensation Committee met three times during 1995.
                                  5

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE AND BOARD OF DIRECTORS REPORT ON EXECUTIVE
COMPENSATION

     This report has been prepared by the Compensation Committee of the Bank's Board of Directors (the "Committee") and by the Board of Directors of the Bank, which together have general responsibility for the establishment, direction and administration of all aspects of the compensation policies and programs for Bancorporation's and the Bank's executive officers. Under an agreement between Bancorporation and the Bank, all employees of Bancorporation and of the Bank, including persons who are employees of both Bancorporation and the Bank, are compensated as such by the Bank. Bancorporation's executive compensation program is therefore synonymous with that of the Bank. The Bank's executive compensation program, insofar as it pertains to the Chairman of the Board and Chief Executive Officer (the "Chief Executive Officer") and the President and Chief Operating Officer (the "President"), is administered by the Committee. During 1995, the Committee was composed of four independent outside directors, none of whom is an officer or employee of Bancorporation or the Bank. All decisions by the Committee relating to the compensation of the Chief Executive Officer and President are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. The Bank's executive compensation program, insofar as it pertains to executive officers other than the Chief Executive Officer and the President, is administered by the Chief Executive Officer and the President. All decisions by the Chief Executive Officer and the President relating to the compensation of the Bank's executive officers are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. Mr. Karp, the Chief Executive Officer, and certain other executive officers of the Bancorporation and the Bank, may attend meetings of the Committee and of the Bank's Board of Directors, but are not present during discussions or deliberations regarding their own compensation.

     COMPENSATION POLICY. The Bank's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Bank to achieve its earnings growth, capital compliance and return on investment objectives, while maintaining its commitment to Equal Employment Opportunity and Affirmative Action guidelines and practices; (2) to create incentives to achieve Bank and individual performance objectives through the use of performance-based compensation programs; and (3) to create a mutuality of interest between executive officers and shareholders through compensation structures that create a direct link between executive compensation and shareholder return.

     In determining the structure and levels of each of the components of executive compensation needed to achieve these goals, all elements of the compensation package are considered in total, rather than any one component in isolation. As more fully described below, the determination of such levels of executive compensation is a subjective process in which many factors are considered, including the Bank's performance (as measured by earnings growth, capital compliance and return on investment, among other factors) and the individual executive's specific responsibilities, historical and anticipated personal contribution to the Bank's business, and length of service with the Bank.

     COMPENSATION COMPONENTS. The Committee, as well as the Chief Executive Officer and the President, reviews the Bank's compensation program annually to ensure that compensation levels and incentive opportunities are competitive and reflect the performance of the Bank and the individual executive officer. Recommendations are then submitted to the Bank's Board of Directors for approval. The particular elements of the compensation program for executive officers are base salary, annual incentive bonuses and periodic stock option grants. The Committee believes that these compensation components together advance both the short- and long-term interests of shareholders. In this regard, the Committee believes that the long-term interests of shareholders are advanced by designing a significant portion of executive compensation to be at risk: the annual incentive bonus (which permits individual performance to be recognized on an annual basis based, in part, on an evaluation of the executive's contribution to the Bank's performance) and the grant of stock options (which directly ties a portion of the executive's long-term remuneration to stock price appreciation realized by shareholders). Each of the components of the compensation program is addressed separately below.

     Base Salary. The base salary for each executive officer is reviewed from the previous year. In determining whether to adjust base salary levels, management's recommendations and subjective assessments of each executive's growth and effectiveness in the performance of his or her duties are taken into account. In addition, the performance of the Bank is considered. The increases in the base salaries of the Bank's executives for 1995 were based primarily upon a subjective analysis of the Bank's performance during the period since the last salary increase and the individual executive's role in generating that performance. In this regard, the analysis of the Bank's performance included a review of the Bank's earnings, capital ratios, asset quality and return on investment for the prior year. An analysis of the role played by each individual executive in generating the Bank's performance included a consideration of the executive's specific responsibilities, contributions to the Bank's business, and length of service. The determination in December 1995 to increase Mr. Karp's base salary from $200,000 to $209,000 was based on the same type of subjective analysis and took into account the amount of time he spends on activities directly and indirectly benefitting Bancorporation and the Bank. In addition, the Committee considered the improvement in the Company's earnings performance and capital ratios. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made which reflect an analysis of the aggregate impact of these factors. The Committee and the Chief Executive Officer and the President believe that base pay levels for the executive officers are maintained within a range that is considered to be appropriate and necessary.

     Annual Incentive Bonus. The Bank's executive officers and certain other employees are eligible to receive annual incentive bonus awards. Incentive bonus awards are made in an aggregate amount equal to 8% of the Bank's annual after tax net income, excluding gains from securities transactions.

     Each of the participants in the incentive bonus program are assigned to one of three bonus tiers, which assignments are made primarily according to job category. For 1995, 34%, 35% and 31% of the total amount available for the payment of bonuses was allocated to tiers one, two and three, respectively. The Committee is responsible for allocating bonus payments among the tier one participants, and in so doing, allocated 56% of the bonus payments to be made to tier one participants to Mr. Karp, the Chief Executive Officer. The Chief Executive Officer and the President together are responsible for allocating bonus payments among the tier two and tier three participants. In allocating the bonus among the participants of the three bonus program tiers, the Committee and the Chief Executive Officer and the President exercise their discretion and judgment after considering the individual participant's performance, responsibilities and contributions to the Bank, among other considerations. In making this determination with respect to the Bank's Chief Executive Officer, the Committee considered Mr. Karp's role in enabling the Bank to achieve its performance goals; his lead in the development of strategic and long-range objectives for the Bank; and Mr. Karp's effective leadership of the Bank's management team, among other considerations. The award of a bonus to a bonus program participant, including the Chief Executive Officer, is made after considering the individual participant's performance, responsibilities and contributions to the Bank and subjectively analyzing the basis of their aggregate impact on the success of the Bank for the preceding year. The size of the bonus pools, the persons who are eligible to receive bonuses and the amount of bonus payments can vary from year to year and are subject to the discretion of the Committee and the Chief Executive Officer and the President.

     Stock Options. The Committee believes that in order to enhance long-term shareholder value it must provide incentives that provide motivation beyond short-term results. The objective of stock option grants is to advance the longer term interests of the Company and its shareholders and complement incentives tied to annual performance by rewarding executives upon the creation of incremental shareholder value. Stock options only produce value to executives if the price of Bancorporation's Common Stock appreciates, thereby directly linking the interests of executives with those of shareholders. Therefore, in order to provide long-term incentives to executive officers and other employees related to long-term growth in the value of the Bancorporation's Common Stock, stock options are granted to such persons under Bancorporation's stock option plans. The selection of the persons eligible to receive stock options and the designation of the number of stock options to be granted to such persons are made by the Committee in its discretion, insofar as they relate to the Chief Executive Officer and the President, and by the full Board insofar as they relate to other executive officers, and are made after taking into account management's assessment of each person's relative level of authority and responsibility with the Bank, years of service and base salary, among other factors. As disclosed elsewhere in this proxy statement, for 1995 Mr. Karp was granted options exercisable with respect to 500 shares of Common Stock at an exercise price of $7.75 per share, and 15,000 shares of Common Stock at an exercise price of $10.45 per share. The award of these stock options was made based on a subjective assessment of Mr. Karp's specific responsibilities, effectiveness in the performance of his duties, historical and anticipated personal contribution to the Bank's business, and length of service with the Bank, which assessment is comparable to that described above under "Base Salary".
                                    7


     Compensation Committee
     of the Board of Directors               Board of Directors
     Louis J. Owen                Licinio Cruz            Stanley J. Lesnik
     Licinio Cruz                 John A. Dorman          Catherine McFarland
     James J. Lazarus             Arthur Fischman         Louis J. Owen
     A. Harold Schwartz           John Iannuzzi           A. Harold Schwartz
                                  Donald M. Karp          Peter D. Sudler
                                  James J. Lazarus        Hubert Williams
                                  Edward J. Lenihan

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 1995, the members of the Bank's Compensation Committee were Mr. Owen, the Chairman, Mr. Cruz, Mr. Lazarus and Mr. Schwartz. As discussed above under "Compensation Committee and Board of Directors Report on Executive Compensation", Mr. Karp, the Chief Executive Officer, and Mr. Dorman, the President, administer the executive compensation program insofar as it pertains to executive officers other than the Chief Executive Officer and the President. All decisions relating to the compensation of executive officers are reviewed by, and subject to the approval of, the full Board of Directors of the Bank. Among the members of the Bank's Board of Directors, Messrs. Karp and Dorman are officers and employees of the Company and the Bank, and Mr. Lesnik formerly served as Chairman of the Board of the Company.

     None of the members of the Bank's Compensation Committee were an officer or employee of the Company or any of its subsidiaries during 1995, and none were formerly an officer of the Company or any of its subsidiaries. Messrs. Owen, Cruz, Lazarus and Schwartz, and certain corporations and firms in which such persons have interests, have obtained loans from the Bank. Each of such loans are believed to have been made to such persons, corporations or firms in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE COMPENSATION

     The following table sets forth for the years ended December 31, 1993, 1994 and 1995, respectively, the compensation of the Company's chief executive officer and of each of the Company's four other most highly compensated executive officers for 1995 for services to the Company and its subsidiaries in all capacities:

                                                      SUMMARY COMPENSATION TABLE

                                                                           Other                                         Securities
                                                               Annual      Restricted Underlying             All Other
Name and                                                       Compen-     Stock      Options     LTIP       Compen-
Principal Position           Year       Salary      Bonus (1)  sation (2)  Award(s)   SARs        Payouts    sation (3)
Donald M. Karp
  Chairman of the Board,     1995     $200,000      $72,900     $67,202       $--      15,500      $--         $14,790
  Chief Executive Officer    1994      186,000       70,000           0        --      15,000       --          14,505
  and Director of            1993      150,000       33,600           0        --      39,249       --          14,460
  Bancorporation and the
  Bank

John A. Dorman               1995     $157,500      $50,000     $19,804       $--      10,500      $--         $15,870
  President, Chief Operation 1994      150,000       50,000           0        --      10,500       --          15,585
  Officer and Direcotr of    1993      142,000       22,400           0        --      15,000       --          15,442
  Bancorporaiton and the
  Bank

Fred Perry, Jr. (4)          1995      $94,500      $20,000          $0       $--       5,000      $--         $10,683
  Senior Vice President of   1994       90,000       20,000           0        --       5,000       --          10,270
  the Bank                   1993       85,000        8,000           0        --       6,000       --          10,069

Peter Kenney (4)             1995      $92,000      $20,000          $0       $--       5,000      $--          $7,112
  Senior Vice President of   1994       88,000       20,000           0        --       5,000       --           6,685
  the Bank                   1993       84,500        7,000           0        --       4,000       --           6,527

Fred S. Camp                 1995      $86,200      $20,000          $0       $--       5,000      $--          $5,713
  Secretary of               1994       82,000       20,000           0        --       4,000       --           5,296
  Bancorporation and         1993       79,000        6,000           0        --       3,000       --           4,173
  the Bank, Senior
  Vice President of the

  Bank
-----------------------
(1)     Reflects bonus earned for 1995, 1994 and 1993, respectively.

(2)     Excludes perquisites and other benefits, unless the aggregate amount of such compensation is the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officer.  Amounts reflected for Messrs.
        Karp and Dorman for 1995 represent supplemental contributions of employee pension retirement benefits contributed through the Bank's Non-Qualified Deferred Compensation Plan.

(3)     All Other Compensation includes matching contributions made by the Company for the accounts of Messrs. Karp, Dorman, Perry,
        Jr., Kenny and Campo, respectively, under the Company's 401(k) Plan, and the premiums on life insurance policies for such persons.  Matching contributions made by the Company under the Company's 401(k) Plan for 1995, 1994 and 1993 were $2,175,
        $1,890 and $1,845, respectively, for Mr. Karp; $2,175, $1,890 and $1,747, respectively, for Mr. Dorman; $1,660, $1,247 and
        $1,046, respectively, for Mr. Perry, Jr.; $1,624, $1,197 and $1,039, respectively, for Mr. Kenny; and $1,540, $1,124 and
        $0,respectively, for Mr. Campo.  The premiums on life insurance policies paid by the Company for 1995, 1994 and 1993 were
        $12,615, $12,615 and $12,615, respectively, for Mr. Karp; $13,695, $13,695 and $13,695, respectively, for Mr. Dorman;
        $9,023, $9,023 and $9,023, respectively, for Mr. Perry Jr.; $5,488, $5,488 and $5,488, respectively, for Mr. Kenny; and
        $4,173, $4,173 and $4,173, respectively, for Mr. Campo.

(4)     Messrs. Perry, Jr. and Kenny are not officers of Bancorporation, but are included among the five most highly paid executive officers because each is a key policy making member of management of the Bank.

OPTION/SAR GRANTS

     The following table sets forth information with respect to each officer named in the Summary Compensation Table under "Executive
Compensation" concerning grants of stock options and stock appreciation rights ("SARs") during 1995.

                               OPTION/SAR GRANTS IN LAST FISCAL YEAR (1)

                              Individual Grants                                      Grant Date
                                                                                   Value
                    Number of           % of Total
                    Securities          Options/SARs
                    Underlying           Granted to                                   Grant
                     Options/           Employees in   Exercise or                    Date
                       SARs               Fiscal       Base Price      Expiration    Present
     Name           Granted (#)            Year        ($/Share)       Date(2)       Value ($)
Donald M. Karp (3)  15,000               21.4%         $10.45     December 21, 2000  $61,050 (4)
                       500                0.7%          $7.75        April 20, 2005   $2,230 (5)

John A. Dorman (3)  10,000               14.3%          $9.50     December 21, 2005  $52,600 (4)
                       500                0.7%          $7.75        April 20, 2005   $2,230 (5)

Fred Perry, Jr. (3)  5,000                7.1%          $9.50     December 21, 2005  $26,300 (4)

Peter Kenny (3)      5,000                7.1%          $9.50     December 21, 2005  $26,300 (4)

Fred S. Campo (3)    5,000                7.1%          $9.50     December 21, 2005  $26,300 (4)

-------------------
(1)     No stock appreciation rights were granted by the Company during 1995.
        The grants of stock options in the following table were made on
        April 20, 1995 and December 21, 1995.

(2) The stock options are subject to early termination if the person to whom they are granted dies, ceases to be employed by the Company or any of its subsidiaries, or is unable to perform his duties for six months as the result of such person's physical or mental incapacity.

(3) The time at which the option may be exercised is prescribed at the time such option is granted, and may be accelerated if the Company is not the surviving corporation of any merger, consolidation, reorganization or acquisition by another corporation or if a "change of control" occurs with respect to the Company.

(4) The dollar value of the stock options has been determined as of December 21, 1995 using the Black-Scholes option pricing model, based on the assumptions that (a) the options were granted on that date, (b) the closing price for the shares of Common Stock underlying the options on the grant date was $9.50 per share, (c) the period during which the options are exercisable is ten years from the grant date (five years in the case of options for 15,000 shares granted to Mr. Karp), (d) the option exercise price is $9.50 ($10.45 in the case of options for 15,000 shares granted to Mr. Karp), (e) the dividend yield for 1995 is 2.11%, (f) the "risk free" interest rate on U.S. Treasury Strips is a 5.91% yield in ten years from the grant date (December 2005) (5.52% yield in five years from the grant date (December 2000)), and (g) the price volatility for the shares of Common Stock underlying the options is 54.2% (based on the fluctuation in weekly closing stock prices from December 25, 1992 to December 15, 1995).

(5) The dollar value of the stock options has been determined as of April 20, 1995 using the Black-Scholes option pricing model, based on the assumptions that (a) the options were granted on that date,
        (b) the closing price for the shares of Common Stock underlying the options on the grant date was $7.75 per share, (c) the period during which the options are exercisable is ten years from the grant date,
        (d) the option exercise price is $7.75, (e) the dividend yield for 1995 is 2.11%, (f) the "risk free" interest rate on U.S. Treasury
        Strips is a 7.20% yield in ten years from the grant date (April 20, 2005), and (g) the price volatility for the shares of Common Stock underlying the options is 55% (based on the fluctuation in weekly closing stock prices from December 25, 1992 to April 20, 1995).

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to each officer named in the Summary Compensation Table under "Executive
Compensation" concerning the exercise of options and stock appreciation rights ("SARs") during 1995 and unexercised options and SARs held as of December 31, 1995.

                                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                                                DECEMBER 31, 1995 OPTION/SAR VALUES(1)

                                                       Number of
                                                       Securities                       Value of
                                                      Underlying                      Unexercised
                                                      Unexercised                    In-the-Money
                                                    Options/SARs at                Options/SARs at
                 Shares Acquired    Value        December 31, 1995(#)/(2)/        December 31, 1995($)/(3)/
Name             on Exercise (#)    Realized($) Exercisable    Unexercisable    Exercisable    Unexercisable
Donald M. Karp         --             --          35,417         36,319          $88,964          $46,600
John A. Dorman         --             --          12,458         24,317           37,546           39,816
Fred Perry, Jr.        --             --           8,609         12,780           22,571           22,485
Peter Kenny            --             --           2,680         11,520            7,878           18,616
Fred S. Campo          --             --           7,149         10,090           18,159           14,506

---------------
(1) No stock appreciation rights were granted by the Company during 1995.

(2) The shares of the Company's Common Stock underlying unexercised options at December 31, 1995 includes shares issuable upon the exercise of options granted on December
       16, 1993, September 19, 1994, December 15, 1994, April 20,
       1995 and December 21, 1995.

(3) As of December 31, 1995, the last reported sale price of the Company's Common Stock, which was reported on the NASDAQ National Market System on December 29, 1995, was $9.50 per share. Value is calculated by determining the difference between the option exercise price and $9.50, multiplied by the number of shares of Common Stock underlying the options.

EMPLOYMENT AGREEMENTS

     Donald M. Karp. On October 16, 1995, Bancorporation entered into an employment agreement with Donald M. Karp. The agreement has an initial five-year term which expires on October 1, 2000, subject to automatic extensions of one additional month beginning with the 25th month of the agreement and continuing each month thereafter until Mr. Karp is 62 years old (thereby resulting in the agreement having a minimum term of 36 months at all times until Mr. Karp attains the age of 62). If there is a "change in control" (as defined below) and Mr. Karp does not choose to terminate the agreement, the term automatically will be extended to five years, provided that such term shall not be extended past Mr. Karp s 65th birthday (and Mr. Karp s base salary shall be increased by an amount equal to his average bonus paid during the then two most recent years). The agreement provides for an annualized base salary of $209,000, which base salary was increased from the previous $200,000 level, effective January 1, 1996, by action of the Board of Directors as contemplated by the agreement. In addition to base salary, the agreement also provides Mr. Karp with the use of a motor vehicle and such bonuses, fringe benefits and insurance benefits as are established for executive officers of the Bank.

     Mr. Karp's employment with Bancorporation is subject to early termination in the event of Mr. Karp s death or physical or mental disability. If Mr. Karp s employment is terminated because of his physical or mental disability, he will be entitled to receive one year's base salary, less amounts paid to him under any other disability program or policy maintained by Bancorporation, payable in twelve monthly installments. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination. If Mr. Karp's employment is terminated because of his death, Mr. Karp's beneficiaries, or his estate, will receive a payment equal to one year's base salary.

     Bancorporation may terminate Mr. Karp s employment at any time with or without cause, with "cause" being defined as the failure by Mr. Karp to perform his duties under the agreement, willful misconduct by Mr. Karp which causes material injury to Bancorporation, or conviction of a crime, habitual drunkenness, drug abuse, or excessive absenteeism. If Mr. Karp s employment is terminated by Bancorporation for reasons other than for cause, Mr. Karp will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination, and Mr. Karp's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for the remaining term of this agreement (or until his retirement) and been fully vested. Mr. Karp would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Karp will have no right to receive further compensation or other benefits if his employment is terminated for cause.

     Mr. Karp may terminate his employment with Bancorporation and remain entitled to receive specified benefits (i) in the event of default or breach by Bancorporation, (ii) for good reason (as defined), or (iii) after a "change in control". A "change in control" generally is defined to take place when (a) a person or group (other than Bancorporation or Mr. Karp) acquires more than 20% of the combined voting power (whether through stock ownership, proxies or otherwise) of Bancorporation's voting securities or the ability to control the election of a majority of the Board of Directors, (b) the Karp/Lesnik family sells or disposes of 50% or more of Bancorporation voting securities owned by such family to nonfamily members, or (c) a merger involving Bancorporation or the Bank or sale of substantially all of Bancorporation occurs following which a majority of the voting securities of the surviving or acquiring corporation is held by persons other than those who held a majority of the voting securities of Bancorporation. If Mr. Karp terminates the agreement for any of the above reasons, he will be entitled to receive a severance payment equal to 2.99 times the highest annual cash compensation, consisting solely of salary and bonus, paid to Mr. Karp within the then immediately preceding three year period. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Karp at least equivalent to those he had at the date of termination, and Mr. Karp's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for the remaining term of this agreement (or until his retirement) and been fully vested. Mr. Karp would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Karp will have no right to receive further compensation or other benefits if Mr. Karp voluntarily resigns his employment for reasons other than those outlined above.

     John A. Dorman. On October 1, 1995, Bancorporation entered into an employment agreement with John A. Dorman. The agreement has an initial 15-month term which expires on December 31, 1996. If there is a "change in control" (as defined below) and Mr. Dorman does not choose to terminate the agreement, the term automatically will be extended for an additional 24 months. The agreement provides for an annualized base salary of $162,500, which base salary was increased from the previous $157,500 level, effective January 1, 1996, by action of the Board of Directors as contemplated by the agreement. In addition to base salary, the agreement also provides Mr. Dorman with the use of a motor vehicle and such bonuses, fringe benefits and insurance benefits as are established for executive officers of the Bank.

     Mr. Dorman s employment with Bancorporation is subject to early termination in the event of Mr. Dorman s death or physical or mental disability. If Mr. Dorman s employment is terminated because of his physical or mental disability, he will be entitled to receive one year's base salary, less amounts paid to him under any other disability program or policy maintained by Bancorporation, payable in twelve monthly installments. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination. If Mr. Dorman s employment is terminated because of his death, Mr. Dorman's beneficiaries, or his estate, will receive a payment equal to three month's base salary.

     Bancorporation may terminate Mr. Dorman s employment at any time with or without cause, with "cause" being defined as the failure by Mr. Dorman to perform his duties under the agreement, willful misconduct by Mr. Dorman which causes material injury to Bancorporation, or conviction of a crime, habitual drunkenness, drug abuse, or excessive absenteeism. If Mr. Dorman s employment is terminated by Bancorporation for reasons other than for cause, Mr. Dorman will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement plus 24 months. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination, and Mr. Dorman's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for the remaining term of this agreement (or until his retirement) and been fully vested. Mr. Dorman would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Dorman will have no right to receive further compensation or other benefits if his employment is terminated for cause.

     Mr. Dorman may terminate his employment with Bancorporation and remain entitled to receive specified benefits (i) in the event of default or breach by Bancorporation, (ii) for good reason (as defined), or (iii) after a "change in control". A "change in control" generally is defined to take place when (a) a person or group (other than Bancorporation or Mr. Karp) acquires more than 20% of the combined voting power (whether through stock ownership, proxies or otherwise) of Bancorporation's voting securities or the ability to control the election of a majority of the Board of Directors, (b) the Karp/Lesnik family sells or disposes to nonfamily members 50% or more of Bancorporation voting securities owned by such family as of the date Mr. Dorman first became employed by Bancorporation, (c) a merger involving Bancorporation or the Bank occurs following which a majority of the voting securities of the surviving corporation is held by persons who were not previously shareholders of Bancorporation, or (d) a sale or transfer of all or substantially all of the assets of Bancorporation or the Bank occurs. If Mr. Dorman terminates the agreement for any of the above reasons, he will be entitled to receive a severance payment equal to the aggregate amount of future base salary and bonus payments he would have received (calculated at the highest rates payable within the then immediately preceding two year period) had he continued in the employ of Bancorporation for the remainder of the then existing term of the agreement plus 24 months. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Dorman at least equivalent to those he had at the date of termination, and Mr. Dorman's retirement benefits will be supplemented to provide him with a total benefit approximating the benefits he would have received under all qualified retirement plans in which he participates if he had continued in the employ of Bancorporation for at least 60 months in the absence of early retirement (or until his retirement) and been fully vested. Mr. Dorman would also be given the use (or corresponding value) of a motor vehicle for 24 months following the date of termination. Mr. Dorman will have no right to receive further compensation or other benefits if Mr. Dorman voluntarily resigns his employment for reasons other than those outlined above.

     Stanley J. Lesnik. On November 16, 1995, Bancorporation entered into a consultant agreement with Stanley J. Lesnik. The agreement has an initial three-year term which expires on December 31, 1998. If there is a "change in control", the term automatically will be extended to a date ending three years from the effective date of such change of control. A "change in control" generally is defined to take place when a merger involving Bancorporation or sale of substantially all of Bancorporation occurs following which a majority of the voting securities of the surviving or acquiring corporation is held by persons other than those who held a majority of the voting securities of Bancorporation. The agreement provides that Mr. Lesnik is to be compensated for his services at the rate of $86,000 a year.

     Mr. Lesnik s agreement with Bancorporation is subject to early termination in the event of Mr. Lesnik s death or physical or mental disability. If the agreement is terminated because of his physical or mental disability, or if Mr. Lesnik shall retire from his position as a consultant, he will be entitled to receive 50% of the compensation that would otherwise be payable to him for the remainder of the term of the agreement, less amounts paid to him under any other disability program or policy maintained by Bancorporation. In addition, Bancorporation will maintain life and health insurance benefits for Mr. Lesnik and his wife at least equivalent to those in effect at the date of termination. If Mr. Lesnik retires or becomes disabled following a change in control, in lieu of the 50% of compensation that would otherwise be payable during the remaining term of the agreement, Mr. Lesnik will be entitled to receive 85% of such compensation. If Mr. Lesnik's employment is terminated because of his death, Mr. Lesnik's widow, or his legal representative, will receive the compensation that would otherwise be payable to Mr. Lesnik for a period of 90 days after his death.

     If Mr. Lesnik should fail on a continuing basis to perform consulting services in accordance with the agreement, the Board of Directors may place Mr. Lesnik in retirement and thereafter he shall receive only the compensation that would be payable under the agreement upon his retirement. If Mr. Lesnik engages in competition against the Bank, then Bancorporation will not be required to make any further payments under the agreement.

COMPENSATION PURSUANT TO PLANS

     RETIREMENT PLAN. All regular full-time employees and part-time employees of Bancorporation and the Bank who have attained the age of 20 years and six months and who have worked at least 1,000 hours during a 12-month period are eligible for membership in the Bank's pension plan on the January 1st following the completion of six months' service. The pension plan provides for a specified annual pension payable upon retirement.

     The basis of calculation of benefits under the Plan is the average of the total compensation paid or accrued during the highest ten consecutive calendar years of service prior to the Normal Retirement Date (as defined below). The amount of annual pension pursuant to the plan will be 65% of compensation up to the Covered Compensation (as defined in the plan) plus 87.5% of the excess, prorated for less than 35 years of credited service.

     Normal Retirement Date is the date of the participant's 65th birthday. Early retirement may be taken after the participant reaches 50 years of age provided the participant has five years of vested service.

     The following table illustrates estimated annual benefits payable to a participant upon reaching normal retirement age in 1996 for specified final average compensation and years of benefit service classifications. These plan benefits are in addition to Social Security benefits.

                         ESTIMATED ANNUAL BENEFIT FOR REPRESENTATIVE
FINAL AVERAGE                      YEARS OF BENEFIT SERVICE
COMPENSATION          15       20         25        30        35
$ 25,000           $ 6,964   $ 9,286   $11,607 $  13,929  $ 16,250
  50,000            16,091    21,455    26,818    32,182    37,545
  75,000            25,466    33,955    42,443    50,932    59,420
  100,000           34,841    46,455    58,068    69,682    81,295
  125,000           44,216    58,955    73,693    88,432   103,170
  150,000           53,591    71,455    89,318   107,182   120,000

     Regulations of the Internal Revenue Service provide that the maximum benefit permitted to be paid under a defined benefit plan in 1996 is $120,000 to participants with ten or more years of participation. The minimum annual pension for a participant shall be the accrued retirement pension under the retirement plan as of December 31, 1988. Benefits under the pension plan are payable in a variety of ways, and in each case benefits are computed by the actuarial method.

     As of January 1, 1996, the estimated credited years of service under the retirement plan for each of the individuals named in the summary compensation table is as follows: Mr. Karp, 13 years; Mr. Dorman, 3 years; Mr. Perry, 21 years; Mr. Kenny, 3 years; and Mr. Campo, 16 years.

     BONUS PLAN. The Bank currently has a three-tier bonus program for designated officers and employees that is reviewed annually by the Compensation Committee of the Board of Directors. The total amount to be paid for bonuses is equal to 8% of the Bank's annual after-tax net income, excluding gains from securities transactions.
The allocation of the bonus among the three tiers is made by the Compensation Committee. The first tier is composed of the Bank's
Chairman of the Board and President, who, in 1995, were allocated in the aggregate, 34% (compared to 38% for 1994) of the total amount available for the payment of bonuses, allocated 56% and 44%, respectively (compared to 58% and 42%, respectively, for 1994). The five Senior Vice Presidents of the Bank and one First Vice President comprise the second tier of the bonus program. These officers were allocated, in the aggregate, 35% (compared to 31% for 1994) of the total amount available for the payment of bonuses. The third tier is comprised of approximately 80 individuals, whose titles range from branch managers to heads of departments. This group was allocated, in the aggregate, 31% (compared to 31% for 1994) of the total bonus pool. The Chairman of the Board and the President have the power to include or exclude bank officers from a particular tier as they in their discretion may decide. Distribution of the bonuses among the second and third tier members is determined jointly by the Chairman of the Board and the President after considering the individual participant's performance, responsibilities and contributions to the Bank and subjectively analyzing the basis of their aggregate impact on the success of the Bank for the preceding year.

     The bonus program does not provide for a maximum limit on either the total amount of bonuses or the amount of a bonus to be awarded to a specific individual.

     For 1995, $113,000 was paid to the Bank's Chairman of the Board and President. Approximately $220,000 was paid by the Bank to officers and employees in the second and third tier of the Plan. Bonuses paid to executive officers for 1995 are detailed in the Summary Compensation Table under the heading "Executive Compensation" above.

     STOCK OPTION PLANS. Bancorporation currently has four stock option plans: (1) the Incentive Stock Option Plan (the "1987 ISO Plan"); (2) the Non-Statutory Stock Option Plan; (3) the 1993 Broad National Incentive Stock Option Plan (the "1993 ISO Plan"); and (4) the 1993 Broad National Directors Non-Statutory Stock Option Plan (the "1993 Directors Plan). At the 1987 Annual Meeting of Shareholders, the shareholders approved, and Bancorporation subsequently implemented, the 1987 ISO Plan and the Non-Statutory Stock Option Plan. The 1993 ISO Plan and the 1993 Directors Plan were approved by the shareholders at the 1994 Annual Meeting of Shareholders, and subsequently implemented by Bancorporation.

     Under the 1987 ISO Plan, options may be granted for a maximum of 50,765 shares (subject to adjustment for any change in the capital structure of Bancorporation) of Common Stock to employees of Bancorporation or its subsidiaries. Grants of options under the 1987 ISO Plan may be made only to employees who possess no more than 10% of the combined voting power of all classes of stock of Bancorporation, unless the option exercise price is at least 110% of the stock's market value and the option expires five years from the date of grant. Under the Non-Statutory Stock Option Plan, options may be granted for a maximum of 12,993 shares (subject to adjustment for any change in the capital structure of Bancorporation) of the Common Stock to Bancorporation's directors.

     The 1987 ISO Plan and the Non-Statutory Stock Option Plan each are administered by Bancorporation's Board of Directors. The Board may appoint a stock option committee composed of non-employee directors to advise the Board in matters such as selection of the individuals to whom options shall be granted, determination of the number of shares and share price under each option, and other similar questions of plan administration. Under each of these plans, options may be granted to those participants who, in the sole discretion of the Board of Directors, have made material contributions in the past, or are expected to make material contributions in the future, to the success of Bancorporation and its subsidiaries. The exercise price for purchase of shares under an option granted under these plans is determined by the Board of Directors, but cannot be less than 100% of the fair market value of the shares on the date the option is granted.

     The aggregate fair market value of shares of Common Stock for which any employee may be granted options under the 1987 ISO Plan in any calendar year may not exceed the sum of $100,000 and any unused limit carryover, as that term is defined in the Internal Revenue Code. The aggregate fair market value of shares of Common Stock for which any individual may be granted options under the Non-Statutory Stock Option Plan in any calendar year may not exceed $100,000. Option exercise periods for options granted under either plan are established by the Board of Directors, and such period must expire no later than ten years from the date the option is granted. An option may be exercised under either plan upon payment in full of the option exercise price in cash or other shares of Bancorporation Common Stock.

     No options were granted under either the 1987 ISO Plan or the Non-Statutory Stock Option Plan in 1995. During 1995, 3,248 options were exercised under the 1987 ISO Plan. No options were exercised under the Non-Statutory Stock Option Plan in 1995.

     Under the 1993 ISO Plan, options may be granted for a maximum of 210,000 shares (subject to adjustment for any change in the capital structure of Bancorporation) of Common Stock to employees of Bancorporation or its subsidiaries. Grants of options under the 1993 ISO Plan may be made only to employees who possess no more than 10% of the combined voting power of all classes of stock of Bancorporation, unless the option exercise price is at least 110% of the stock's market value and the option expires five years from the date of grant. The aggregate fair market value of shares of Common Stock for which an employee may be granted options under the 1993 ISO Plan in any calendar year has no limit. However, the aggregate fair market value (determined at the time the options are granted) of shares of Common Stock with respect to which options are exercisable for the first time by such individual during any calendar year under the ISO Plan (and under any other plan of the employer corporation, its parent or its subsidiaries) cannot exceed $100,000. To the extent such fair market value exceeds $100,000 during any calendar year, amounts in excess of $100,000 are treated as nonqualified stock options.

     The 1993 ISO Plan is administered by a committee of Bancorporation's Board of Directors composed of non-employee directors who advise the Board in matters such as selection of the individuals to whom options shall be granted, determination of the number of shares and share price under each option, and other similar questions of plan administration. Options are granted to those participants who, in the sole discretion of the committee, have made material contributions in the past, or are expected to make material contributions in the future, to the success of Bancorporation and its subsidiaries. The option exercise period for options granted under the 1993 ISO Plan is established by the committee, and the maximum period during which an option is exercisable is ten years from the date that it is granted. An option may be exercised upon payment in full of the option exercise price in cash or in other shares of Common Stock. The exercise price for purchase of shares under an option granted under the 1993 ISO Plan is determined by the committee, but cannot be less than 100% of the fair market value of the shares on the date the option is granted.

     At the December 21, 1995 meeting of the Board of Directors, the Board approved the grant of options under the 1993 ISO Plan to individuals named in the summary compensation table as follows:
Mr. Karp, 15,000 options; Mr. Dorman, 10,000 options; Mr. Perry, 5,000 options; Mr. Kenny, 5,000 options; and Mr. Campo, 5,000 options. No options were exercised under the 1993 ISO Plan in 1995.

     Under the 1993 Directors Plan, options may be granted for a maximum of 78,750 shares (subject to adjustment for any change in the capital structure of Bancorporation) of Common Stock to directors of Bancorporation. The 1993 Directors Plan provides for the automatic grants of options to purchase shares of Common Stock to directors of Bancorporation serving as such on the date the 1993 Directors Plan was adopted by the Board of Directors and for directors of Bancorporation serving as such on the date of each annual meeting of the Board held following the annual meeting of shareholders. The number of options granted to each director of Bancorporation serving as such on the date the 1993 Directors Plan was adopted by the Board of Directors was determined on the basis of the respective director's length of service on Bancorporation's Board of Directors in accordance with a schedule provided in the 1993 Directors Plan. In addition, the 1993 Directors Plan provides for the grant of options to purchase 500 shares of Common Stock to each person serving as a director of Bancorporation on the date of each annual meeting of the Board of Directors held following the annual meeting of Bancorporation's shareholders (regardless of whether such person was also serving as a director of Bancorporation on the date the 1993 Directors Plan was adopted). Neither Bancorporation's Board of Directors nor any committee thereof had or will have any discretion under the 1993 Directors Plan to determine the selection of the directors to whom options were granted, the frequency of option grants, the number of shares of Common Stock subject to an option, or the terms and conditions of the options.

     Each option granted under the 1993 Directors Plan will become exercisable upon the later of (i) the expiration of two years from the date on which such option was granted or (ii) the date on which Bancorporation shall have paid a cash dividend with respect to its Common Stock in each of two consecutive calendar years during the term of such option.

     Subject to the conditions and limitations of the 1993 Directors Plan, the period during which each option granted under the 1993
Directors Plan may be exercised is ten years from the date on which such option was granted.

     The exercise price at which shares of Common Stock may be purchased under an option granted pursuant to the 1993 Directors
Plan cannot be less than 100% of the fair market value of such shares on the date that the option was granted.

The fair market value of shares of Common Stock for purposes of the 1993 Directors Plan is determined by a fixed formula established by the Plan.

     Pursuant to the 1993 Directors Plan, Mr. Karp and Mr. Dorman each received 500 options on April 20, 1995. No options were exercised under the 1993 Directors Plan in 1995.

     401(K) PLAN. During 1989 the Bank implemented a 401(k) Plan providing several tax-deferred investment opportunities to salaried employees of the Bank. Employees are eligible to enter the plan on the January 1 following the date that they have attained age 20 1/2 years and have completed six months of service. Employees may contribute from 2% to 15% of their salary, subject to the Internal Revenue Code of 1986, as amended, limits on maximum annual contributions. The Bank will make a "matching" contribution equal to 50% of the employee's 401(k) contribution, subject to a maximum "match" of 2% of the employee's annual pay. Matching contributions are made only for participants who are still employed on December 31st and who completed 1,000 hours of service during the plan year. The employee's contribution is 100% vested and is distributable at death, retirement, or termination of employment.
In addition, the plan also provides for early hardship withdrawals and loans. The Bank's matching contribution is 20% vested after one vesting year (a calendar year during which the employee completes 1,000 hours of service), plus 20% for each additional vesting year, and is 100% vested after five vesting years. Employees are automatically 100% vested if they have attained age 65. Employer matching contributions for all participants for 1995 totaled $65,140.92. Employer matching contributions for 1995 for each of the individuals named in the Summary Compensation Table under "Executive Compensation" are as follows: Mr. Karp, $2,175;
Mr. Dorman, $2,175; Mr. Perry, $1,660; Mr. Kenny, $1,624; and
Mr. Campo, $1,540.

COMPANY PERFORMANCE

     The following performance graph shows a comparison of cumulative total returns for the Company, the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Bank Stocks for the period from December 31, 1990, through December 29, 1995. The cumulative total return on investment for each of the periods for the Company, the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Bank Stocks is based on the stock price or index at December 31, 1990. The performance graph assumes that the value of an investment in the Company's Common Stock and each index was $100 at December 31, 1990 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

[The performance graph required by Item 402(l) of Regulation S-K is omitted pursuant to Rule 304 of Regulation S-T. The tabular representation of the omitted performance graph is set forth in the table below.]

COMPARISON OF CUMULATIVE TOTAL RETURNS

     The comparison of cumulative total returns presented in the above graph was plotted using the following index values and Common Stock price values:

                 12/31/90   12/31/91   12/31/92   12/31/93  12/30/94  12/29/95
Broad National
 Bancorporation   $100.00   $ 43.24    $ 62.16    $ 75.68   $ 72.88   $112.46
NASDAQ Stock
 Market           $100.00   $160.56    $186.87    $214.51   $209.69   $296.30
(U.S. Companies)
NASDAQ Bank
 Stocks           $100.00   $164.09    $238.85    $272.40   $271.41   $404.35

                    TRANSACTIONS WITH MANAGEMENT AND OTHERS

     During 1995, the Bank made loans to certain officers and directors of Bancorporation and the Bank and to certain firms and corporations in which various directors have interests. Each of such loans are believed to have been made to such directors or officers or to such firms or corporations in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

     Effective September 14, 1994, Mr. Henry D. Hayman elected to take early retirement from his position as Senior Vice President with the Bank. In recognition of his years of service to the Bank, Mr. Hayman was granted $70,154, representing 48 weeks of salary at his existing salary rate, payable biweekly until August 11, 1995. Additionally, the Bank has agreed to continue Mr. Hayman's medical/dental coverage through 1997, subject to Mr. Hayman making his premium contribution. The Bank also will continue to pay the annual premium in the amount of $9,010 for Mr. Hayman's split-dollar life insurance policy until it is paid in full. Finally, the Bank provided Mr. Hayman with the use of a company car through December 31, 1994, at which time Mr. Hayman purchased the car at a price equal to the value of the car on the Bank's books.

                   OWNERSHIP OF BANCORPORATION CAPITAL STOCK

     The following table sets forth certain information, as of February 1, 1996, relating to the beneficial ownership of Bancorporation's Common Stock and 8 1/2% Cumulative Convertible Preferred Stock 1992 Class ("1992 Preferred Stock") by each person known to the Board of Directors to own beneficially 5% or more of Bancorporation's stock, by each director of Bancorporation, by each officer named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation" and by all directors and officers of Bancorporation as a group. The 1992 Preferred Stock has no voting rights other than as may be required by law and other than as described below. If dividends are ever in arrears for six or more full quarterly dividend periods, the number of directors of Bancorporation shall be increased by two and holders of the 1992 Preferred Stock, voting separately as a class with any other holders of preferred stock having similar rights, will be entitled to elect two directors to fill the vacancies created thereby until such dividend arrearage is eliminated. The 1992 Preferred Stock is convertible into Common Stock, upon giving 45 days notice to Bancorporation, at the rate of 1.909 shares of Common Stock for each share of 1992 Preferred Stock converted. As a class, the 1992 Preferred Stock is convertible into an aggregate of 663,808 shares of Common Stock. All information with respect to beneficial ownership has been furnished by the respective directors, officers or 5% or more shareholders, as the case may be. Except as otherwise indicated, each beneficial owner listed has sole voting and investment power with respect to the shares of Common Stock and 1992 Preferred Stock reported.

                         AMOUNT AND NATURE OF         PERCENTAGE OF
                        BENEFICIAL OWNERSHIP(1)    SHARES OUTSTANDING(1)

                                     1992                     1992
Name                     Common      Preferred     Common   Preferred
Harriet M. Alpert (2)   580,806        --          16.2%        --
 360 East 72nd Street
 New York, New York

Fred S. Campo (3)         9,006        --              *        --

Licinio Cruz (4) (5)     38,278        --            1.1        --

John A. Dorman (4) (6)   44,239     16,100           1.2       4.6

Arthur Fischman (4) (7)  20,717        --              *        --

John J. Iannuzzi (4) (8) 12,309      2,500             *         *

                                        19

Donald M. Karp (4) (9)  992,908      6,800          27.4       2.0
 18 Shawnee Road
 Short Hills, New Jersey

Peter Kenny (10)          5,775      1,100             *         *

James J.
  Lazarus (4) (11)       21,588     2,000              *         *

Edward J.
 Lenihan (4) (12)        23,079        --              *        --

Stanley J.
 Lesnik (4) (13)         31,980        --              *        --

Catherine
 McFarland (4) (14)       2,100        --              *        --

Louis J. Owen (4) (15)   13,723        --              *        --

Fred Perry, Jr. (16)     11,611        --              *        --

A. Harold
 Schwartz (4) (17)       48,549        --            1.4        --

Clair Sudler (18)       204,583        --            5.7        --
 596 Longview Road
 South Orange, NJ

Peter D.
 Sudler (4) (19)         20,482        --              *         --

Hubert
 Williams (4) (20)       20,292     3,500              *        1.0

All directors and officers
 as a group
 (18 persons) (21)    1,322,322    32,000           35.1        9.2

----------------------
*    Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 3,579,164 shares of Common Stock outstanding, and 347,726 shares of 1992 Preferred Stock outstanding.

(2) Includes 576,880 shares of Common Stock as to which Ms. Alpert has shared voting and investment power with Donald M. Karp; and 3,926 shares of Common Stock beneficially owned by Ms. Alpert's husband and as to which Ms. Alpert disclaims beneficial ownership.

(3) Secretary of Bancorporation and the Bank and Senior Vice President of the Bank. Shares beneficially owned by Mr. Campo include 7,149 shares of Common Stock subject to immediately exercisable options and 1,857 shares of Common Stock held by Mr. Campo as custodian for his minor children.

(4)     Director of Bancorporation and of Bank.

(5) Includes 6,549 shares of Common Stock subject to an immediately exercisable option; 2,948 shares of Common Stock held by Mr. Cruz individually; 9,692 shares of Common Stock held by him as custodian for his minor children; 12,408 shares of Common Stock held for the benefit of Mr. Cruz by the Cruz Construction Co., Inc. and 6,681 shares of Common Stock held for the benefit of Mr. Cruz by the Cruz Construction Co., Inc. Profit Sharing Plan.

(6) Includes 12,458 shares of Common Stock subject to an immediately exercisable option, 27,492 shares of Common Stock (including 26,442 shares of Common Stock convertible from the 13,852 shares of 1992 Preferred Stock) and 13,852 shares of 1992 Preferred Stock held by
        Mr. Dorman jointly with his wife and as to which he has shared voting and investment power; 1,940 shares of Common Stock (convertible from the 1,017 shares of 1992 Preferred Stock) and 1,017 shares of 1992 Preferred Stock held by Mr. Dorman individually and 2,349 shares of Common Stock (convertible from the 1,231 shares of 1992 Preferred Stock) and 1,231 shares of 1992 Preferred Stock owned by Mr. Dorman's wife.

(7) Includes 6,549 shares of Common Stock subject to an immediately exercisable option; 12,040 shares of Common Stock held by Mr. Fischman individually; and 2,128 shares of Common Stock beneficially owned by Mr. Fischman's wife and as to which Mr. Fischman disclaims beneficial ownership.

(8) Includes 3,150 shares of Common Stock subject to an immediately exercisable option; 4,035 shares of Common Stock (including 954 shares of Common Stock convertible from the 500 shares of 1992 Preferred Stock), and 500 shares of 1992 Preferred Stock held by
        Mr. Iannuzzi jointly with his wife and as to which Mr. Iannuzzi has shared voting and investment power; 3,064 shares of Common Stock (including 1,909 shares of Common Stock convertible from the 1,000 shares of 1992 Preferred Stock) and 1,000 shares of 1992 Preferred Stock held by Mr. Iannuzzi individually; 151 shares of Common Stock held by him as trustee of a trust for the benefit of his grandsons; and 1,909 shares of Common Stock (convertible from the 1,000 shares of 1992 Preferred Stock) and 1,000 shares of 1992 Preferred Stock held by Mr. Iannuzzi's wife.

(9) Includes 35,417 shares of Common Stock subject to immediately exercisable options. Also includes 230,876 shares of Common Stock (including 12,788 shares of Common Stock convertible from the 6,700 shares of 1992 Preferred Stock), and 6,700 shares of 1992 Preferred Stock held by Mr. Karp individually; 43,662 shares of Common Stock held by Mr. Karp for the benefit of his children; and 2,605 shares of Common Stock held by Mr. Karp as agent for Harriet M. Alpert.
        The number of shares reported for Mr. Karp also includes 576,880 shares of Common Stock held by Ms. Alpert, as to which Mr. Karp shares voting and investment power. Mr. Karp also has shared voting and investment powers with respect to 3,005 shares of Common Stock (including 190 shares of Common Stock convertible from 100 shares of 1992 Preferred Stock), and 100 shares of 1992 Preferred Stock, which shares are held by Mr. Karp as co-trustee of various other trusts. The number of shares reported for Mr. Karp includes 100,463 shares of Common Stock owned by Mr. Karp's wife, as to which Mr. Karp disclaims beneficial ownership.

(10) Senior Vice President of the Bank. Includes 2,680 shares of Common Stock subject to an immediately exercisable option, 1,846 shares of Common Stock (including 954 shares of Common Stock convertible from the 500 shares of 1992 Preferred Stock) and 500 shares of 1992 Preferred Stock held by Mr. Kenny individually; and 105 shares of Common Stock held by Mr. Kenny jointly with his minor son and as to which he has shared voting and investment power. Also includes 954 shares of Common Stock (convertible from the 500 shares of 1992 Preferred Stock) and 500 shares of 1992 Preferred Stock held Mr. Kenny's wife and 190 shares of Common Stock (convertible from the 100 shares of 1992 Preferred Stock) and 100 shares of 1992 Preferred Stock held by Mr. Kenny's wife jointly with his two minor children, as to which 1,144 shares of Common Stock and 600 shares of 1992 Preferred Stock Mr. Kenny disclaims beneficial ownership.

(11) Includes 5,499 shares of Common Stock subject to an immediately exercisable option, 16,089 shares of Common Stock (including 3,818 shares of Common Stock convertible from the 2,000 shares of 1992 Preferred Stock) and 2,000 shares of 1992 Preferred Stock.

(12) Includes 6,549 shares of Common Stock subject to an immediately exercisable option.

(13) Includes 6,300 shares of Common Stock subject to an immediately exercisable option; 20,714 shares of Common Stock held individually by Mr. Lesnik; and 4,966 shares of Common Stock beneficially owned by Mr. Lesnik's wife, as to which Mr. Lesnik disclaims beneficial ownership.

(14) Includes 1,050 shares of Common Stock subject to an immediately exercisable option.

(15) Includes 6,549 shares of Common Stock subject to an immediately exercisable option. Mr. Owen has sole voting and investment power with respect to 2,520 shares of Common Stock held by him individually and shared voting and investment power with respect to 4,654 shares of Common Stock held jointly with his wife.

(16) Senior Vice President of the Bank. Shares beneficially owned by Mr. Perry, Jr. include 8,609 shares of Common Stock subject to an immediately exercisable option; and 3,002 shares of Common Stock held by Mr. Perry, Jr. jointly with his wife and as to which he has shared voting and investment power.

(17) Includes 5,499 shares of Common Stock subject to an immediately exercisable option.

(18) Includes 20,274 shares of Common Stock beneficially owned by the estate of Mrs. Sudler's husband, Samuel Sudler, as to which Mrs. Sudler disclaims beneficial ownership.

(19) Includes 3,150 shares of Common Stock subject to an immediately exercisable option and 17,332 shares of Common Stock held by Mr. Sudler jointly with his wife and as to which he has shared voting and investment power.

(20) Includes 3,150 shares of Common Stock subject to an immediately exercisable option; 5,670 shares of Common Stock (including 3,245 shares of Common Stock convertible from the 1,700 shares of 1992 Preferred Stock) and 1,700 shares of 1992 Preferred Stock held by Mr. Williams individually; 572 shares of Common Stock (convertible from the 300 shares of 1992 Preferred Stock) and 300 shares of 1992 Preferred Stock held by him jointly with his wife and as to which he has shared voting and investment power; 1,244 shares of Common Stock held by him as trustee for the benefit of his son; and 6,793 shares of Common Stock held by Mr. Williams jointly with his brother and as to which he has shared voting and investment power. Also includes 2,863 shares of Common Stock (convertible from the 1,500 shares of 1992 Preferred Stock) and 1,500 shares of 1992 Preferred Stock held by Mr. Williams' wife individually.

(21) Includes 124,627 shares of Common Stock subject to immediately exercisable options and 61,083 shares of Common Stock convertible from the 32,000 shares of 1992 Preferred Stock.

                                    ITEM 2

          RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Board's Audit Committee, has selected the independent certified public accounting firm of KPMG Peat Marwick LLP as Bancorporation's independent auditors to audit the books, records and accounts of the Company for the year ending December 31, 1996. Shareholders will have an opportunity to vote at the Annual Meeting on whether to ratify the Board's decision in this regard.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     Submission of the selection of the independent auditors to the shareholders for ratification will not limit the authority of the Board of Directors to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated. If the shareholders do not ratify the selection of KPMG Peat Marwick LLP at the Annual Meeting, the Company intends to call a special meeting of shareholders to be held as soon as practicable after the Annual Meeting to ratify the selection of another independent certified public accounting firm as independent auditors for the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE SELECTION OF KPMG PEAT MARWICK LLP

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Bancorporation's directors and executive officers, and persons who own more than 10% of a class of Bancorporation's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in Bancorporation common stock and other equity securities. In addition, under Section 16(a), trusts in which a director, executive officer or 10% shareholder is a trustee, and that individual or a member of his or her immediate family is a beneficiary, have a separate filing obligation, even where the individual reports in his or her own filings the trust's transactions and holdings in Bancorporation Common Stock. Securities and Exchange Commission regulations require directors, executive officers, greater than 10% shareholders and reporting trusts to furnish Bancorporation with copies of all Section 16(a) reports they file.

     To Bancorporation's knowledge, based solely on review of the copies of such reports furnished to Bancorporation and written representations that no other reports were required, during the year ended December 31, 1995, all
Section 16(a) filing requirements applicable to its directors, executive officers, greater than 10% shareholders and reporting trusts were complied with, except that Messrs. Cruz, Dorman, Fischman, Iannuzzi, Karp, Lazarus, Lenihan, Lesnik, Owen, Schwartz, Sudler, and Williams, Ms. McFarland, Messrs. Boyle, Campo, Kenny and Perry and Ms. Rogoff each failed to timely file a statement of changes in beneficial ownership on Form 4 with respect to one transaction in which stock options were granted.

                         OTHER BUSINESS OF THE MEETING

     The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any adjournment, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.

                                 ANNUAL REPORT

     Bancorporation's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1995, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material.

     A COPY OF BANCORPORATION'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1995 (THE "FORM 10-K"), EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER OF RECORD AS OF MARCH 8, 1996 AS SOON AS IT IS AVAILABLE, UPON WRITTEN REQUEST TO JAMES BOYLE, BROAD NATIONAL BANCORPORATION, 905 BROAD STREET, NEWARK, NEW JERSEY 07102. Bancorporation will provide a copy of any exhibit to the Form 10-K to any such person upon written request and the payment of Bancorporation's reasonable expenses in furnishing such exhibits.

                 SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING

     It is presently anticipated that the 1997 Annual Meeting of Shareholders will be held on April 17, 1997. Shareholder proposals intended for inclusion in the proxy statement for the 1997 Annual Meeting of Shareholders must be received at the Company's offices, located at 905 Broad Street, Newark, New Jersey 07102, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than November 26, 1996. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Shareholder proposals should be addressed to the attention of the Secretary of Bancorporation.

                              By Order of the Board of Directors

                              Donald M. Karp
                              Chairman of the Board and
                              Chief Executive Officer
March 26, 1996
Newark, New Jersey

                                     PROXY
                         BROAD NATIONAL BANCORPORATION
                  905 Broad Street, Newark, New Jersey 07102

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Peter Kenny, James Boyle and Richard Saitta, and each of them, jointly and severally, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Common Stock of Broad National Bancorporation (the "Corporation") standing in the name of the undersigned as of the close of business on March 8, 1996 and which the undersigned is entitled to vote, and hereby grants discretionary authority to cumulate the undersigned's votes in the election by the holders of common stock of directors for any nominee other than a nominee as to which the undersigned has withheld authority to vote (the authorization to cumulate votes may be withheld by lining through or otherwise striking out the words following the preceding comma), at the annual meeting of the shareholders of the Corporation to be held April 18, 1996 and at any adjournment or adjournments thereof, as fully and with the same effect as the undersigned might or could do if present in person, with respect to the following matters, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 26, 1996:

     (1)  Election of Directors    [ ]  FOR all nominees listed below and any
                                        substituted nominee (except as marked
                                        to the contrary below)

                              [ ]  WITHHOLD AUTHORITY to vote for all
                                   nominees listed below

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME BELOW:

NOMINEES: Licinio Cruz, John A. Dorman, Arthur Fischman, John J. Iannuzzi, Donald M. Karp, James J. Lazarus, Edward J. Lenihan, Stanley J. Lesnik, Catherine McFarland, Louis J. Owen, A. Harold Schwartz, Peter D. Sudler, Hubert Williams.

     (2) Ratification of the selection of the accounting firm of KPMG Peat Marwick LLP as the Corporation's independent auditors for the year ending December 31, 1996.

     [    ]  FOR         [    ]  AGAINST     [    ]  ABSTAIN

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THE SHARES REPRESENTED HEREBY SHALL BE VOTED FOR THE PROPOSALS SPECIFICALLY SET FORTH ABOVE. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

Please sign exactly as your name appears on stock certificate(s). Where stock is issued in two or more names, all should sign. If signing as attorney, executor, administrator, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal. A partnership should sign in partnership name by authorized person.


                         Dated:                        , 1996

                         Signature:

                         Signature:
                                        (If held jointly)

                         PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE.

                         [     ]   STOP ANNUAL REPORT MAILINGS TO THIS
                                   SHAREHOLDER SINCE DUPLICATE COPIES NOW
                                   COME TO THIS ADDRESS.